Exhibit 10.24

1ST CENTENNIAL BANK

AMENDMENT TO EXECUTIVE SALARY CONTINUATION AGREEMENT

WHEREAS, Timothy P. Walbridge (the “Executive”) entered into an Executive Salary Continuation Agreement with 1st Centennial Bank (formerly Redlands Centennial Bank) (the “Employer) dated August 1, 2001, (as amended March 6, 2002) (the “Agreement”);

WHEREAS, the parties to the Agreement desire to amend Section 5.1 thereof;

NOW, THEREFORE, the Employer and the Executive do hereby agree that Paragraph 5.1 of the Agreement shall be modified to read in full as follows:

“5.1 Termination in a Sale of Business. In the event there is a Sale of Business, the Employer shall take all actions necessary to ensure that such corporation or transferee is bound by the provisions of this Agreement. In the event that the employment of the Executive is terminated (or “constructively terminated”) as a result of or with or within one (1) year following a Sale of Business, the Executive shall be one hundred percent (100%) vested in the Annual Benefit as described in subsection 1.2 of this Agreement, except that the 3% increase referred to in Section 1.2 shall continue only until the Sale of Business rather than until the first payment is made. In such event, the Executive shall receive the Annual Benefit as described in the preceding sentence, beginning at age 65, in equal installments in the manner specified in Section 3 of this Agreement. For purposes of this Agreement, “constructive termination” shall include: (i) any decrease in salary or benefits below those in effect for the Executive immediately prior to the Sale of Business, (ii) any demotion to a position below that of an executive officer, or (iii) any relocation of the Executive more than 25 miles from his or her principal place of business immediately prior to the Sale of Business.

If the Internal Revenue Service or any other tax authority makes any claim, demand or assessment in any form based directly or indirectly, in whole or in part, on the allegation that any payment under this Agreement and/or other payment by Employer to or for the benefit of the Executive at any time constitutes a “parachute payment” under Section 280G of the Code or any similar or successor provision of federal or state law, Employer and Executive agree that Employer, its successors and/or assigns shall reimburse Executive for any monies paid in satisfaction of such claim, demand or assessment.

In all other respects, the Agreement shall remain in full force and effect as written.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment this 27th day of April 2004.

1st Centennial Bank

By	/s/ Patrick J. Meyer

By	Patrick J. Meyer
Chairman of the Board

/s/ Timothy P. Walbridge
Timothy P. Walbridge
Employee